CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS 2013 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS
WARRENVILLE, Ill., March 10, 2014 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the fourth quarter and full year ended December 31, 2013.
Overview

•	2013 revenues rose to a record $109.3 million from $97.6 million in 2012

•	International revenues increased 69% to $46.1 million in 2013, up from $27.2 million in 2012

•	Net income in 2013 rose to $5.1 million, or $0.23 per diluted share, from net income of $2.8 million, or $0.12 per diluted share, in 2012

•	Q4 2013 revenues were $24.2 million compared to $26.6 million in Q4 2012

•	Q4 2013 net income improved to $406,000, or $0.02 per diluted share, from a net loss of $(29,000) in Q4 2012

At December 31, 2013

•	Total cash and equivalents of $27.7 million, or $1.23 per diluted share

•	$0 long-term debt

•	Working capital of $48.6 million

Fourth Quarter 2013 Results Overview
Consolidated revenues for the fourth quarter of 2013 were $24.2 million as compared to $26.6 million in the fourth quarter of 2012, reflecting slower U.S. activity. Operating income was $496,000 as compared to $917,000 in the year ago quarter. Net income for the fourth quarter of 2013 improved to $406,000, or $0.02 per diluted share, from a net loss of $29,000 in the comparable prior year period.
APC segment revenues in the fourth quarter of 2013 were $15.9 million as compared to $18.5 million in the fourth quarter of 2012. Segment gross margins increased to $6.2 million from $5.3 million in the fourth quarter of 2012, primarily due to margin expansion in our foreign operations.
Capital projects backlog at the APC segment stood at $22.4 million at December 31, 2013 compared to $46.7 million at December 31, 2012. This decline was due to the work progress on our large Chile project and slower U.S. bookings in the second half of 2013. Subsequent to December 31, 2013, the APC segment was awarded contracts with an aggregate value of approximately $4.3 million.
The FUEL CHEM® segment generated revenues of $8.3 million during the fourth quarter of 2013, a slight increase from $8.1 million in the fourth quarter of 2012. Although the FUEL CHEM segment continues to operate in an environment challenged by low natural gas prices and low electricity demand, we have maintained our customer base and overall profit margin and continue to pursue growth opportunities both domestically and internationally.
Selling, general and administrative (SG&A) expenses for the fourth quarter of 2013 were $9.3 million as compared to $7.8 million in last year’s fourth quarter. The net-dollar increase in SG&A expenses is primarily attributable to an increase in employee-related costs, administrative costs related to our foreign operations, and bad debt expense, offset by a decrease in professional fees.
Fuel Tech's research and development (R&D) expenses for the fourth quarter totaled $618,000, reflecting a continuing focus on commercial applications for its technologies outside of its traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities.
Full Year Results Overview
Consolidated revenues for 2013 totaled $109.3 million, up 12% from $97.6 million last year. Operating income increased 54% to $8.0 million from $5.2 million in 2012. Net income for 2013 rose to $5.1 million, or $0.23 per diluted share, from net income of $2.8 million, or $0.12 per diluted share, in 2012.
Adjusted EBITDA in 2013 was $12.7 million, an increase of $3.1 million from Adjusted EBITDA of $9.6 million last year.
APC segment revenues were $72.5 million in 2013, an increase of $10.1 million or 16% from $62.4 million in 2012, due to the continued growth in our foreign operations. Segment gross margins in 2013 rose to 38% from 36% in 2012.
Revenues for the FUEL CHEM segment for 2013 totaled $36.8 million, an increase of $1.6 million or 5% from $35.2 million last year. Segment gross margin was 53%, which is consistent with 2012.
SG&A expenses totaled $36.4 million in 2013, up from $32.7 million in 2012. SG&A as a percentage of revenues was consistent in 2013 and 2012 at 33%. We will continue to monitor our SG&A costs in terms of actual dollars and as a percentage of revenue and will adjust our spending as needed to support our operations.
R&D for 2013 totaled $2.4 million compared to $2.9 million in 2012.
Douglas G. Bailey, Chairman, President, and Chief Executive Officer, commented, “We achieved a number of significant milestones in 2013. We generated record consolidated revenues for 2013 and our annual profits increased substantially from last year, reflecting improved results in both our APC and FUEL CHEM business segments. International revenues rose for a third consecutive year and comprised 42% of total revenues in 2013, up from 28% in 2012. We continue to focus on broadening our international presence, especially in China, where 2013 revenues increased for the third consecutive year. Fuel Tech has an established presence in China. Our success at introducing emissions control solutions to Chinese power producers and industrial operators, coupled with a growing national focus on air quality issues in that country, support our confidence that our business will continue to expand in this developing market in 2014 and beyond.
“We continued to invest in and introduce new emissions control solutions that address the ongoing compliance and operating needs of our customers. We also ended the year with a balance sheet that ranks among the stronger in our history. Our sound financial position provides us with the flexibility to pursue organic and inorganic growth opportunities that will foster long-term growth and enhance shareholder value.”
Mr. Bailey concluded, “Despite our strong annual performance, APC market conditions in the United States remained sluggish as of the end of 2013. Domestic bidding activity, which has been largely driven by state consent decrees and other mandates, continues despite delayed regulatory clarity. With respect to our foreign revenue, we expect to see continued growth in China while we continue to execute our large project work in Chile. Our business development efforts continue in earnest, and we are currently pursuing a number of large project awards in the U.S. and overseas.
Conference Call
Management will host a conference call on Tuesday, March 11, 2014 at 9:00 AM ET to discuss the results.

•	(877) 280-4962 (Domestic)

•	(857) 244-7319 (International)

•	Passcode: FUEL TECH
A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “39394772.”  The replay will be available through April 5, 2014.

About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 800 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially.

Fuel Tech, Inc.
Consolidated Balance Sheets
(in thousands of dollars, except share and per-share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$27,738	$24,453
Marketable securities	30	44
Accounts receivable, net	36,974	30,169
Inventories	443	513
Prepaid expenses and other current assets	2,196	3,956
Income taxes receivable	1,407	156
Deferred income taxes	477	573
Total current assets	69,265	59,864
Property and equipment, net	13,027	13,749
Goodwill	21,051	21,051
Other intangible assets, net	4,305	4,838
Deferred income taxes	—	3,688
Other assets	2,410	2,707
Total assets	$110,058	$105,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,636	$—
Accounts payable	9,920	12,828
Accrued liabilities:
Employee compensation	4,460	3,175
Other accrued liabilities	4,630	4,943
Total current liabilities	20,646	20,946
Deferred income taxes	59	—
Other liabilities	730	715
Total liabilities	21,435	21,661

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,701,613 and 22,111,675 shares issued, and 22,592,956 and 22,102,549 outstanding in 2013 and 2012, respectively	227	221
Additional paid-in capital	132,796	133,498
Accumulated deficit	(44,027)	(49,128)
Accumulated other comprehensive income (loss)	37	(392)
Nil coupon perpetual loan notes	76	76
Treasury stock, 108,657 and 9,126 shares in 2013 and 2012, respectively, at cost	(486)	(39)
Total stockholders’ equity	88,623	84,236
Total liabilities and stockholders’ equity	$110,058	$105,897

Fuel Tech, Inc.
Consolidated Statements of Operations
(in thousands of dollars, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues	$24,207	$26,614	$109,338	$97,644
Costs and expenses:
Cost of sales	13,787	17,128	62,521	56,899
Selling, general and administrative	9,306	7,750	36,375	32,682
Research and development	618	819	2,442	2,863
	23,711	25,697	101,338	92,444
Operating income	496	917	8,000	5,200
Interest expense	(27)	(3)	(56)	(93)
Interest income	15	22	58	78
Other expense	154	(29)	(137)	(107)
Income before income taxes	638	907	7,865	5,078
Income tax expense	(232)	(936)	(2,764)	(2,302)
Net income	$406	$(29)	$5,101	$2,776
Net income per common share:
Basic	$0.02	$0.00	$0.23	$0.12
Diluted	$0.02	$0.00	$0.23	$0.12
Weighted-average number of common shares outstanding:
Basic	22,456,000	22,046,000	22,286,000	22,709,000
Diluted	22,932,000	22,900,000	22,579,000	23,535,000

Fuel Tech, Inc.
Consolidated Statements of Comprehensive Income
(in thousands of dollars)

	For the years ended December 31,
	2013	2012	2011
Net income	$5,101	$2,776	$6,148
Other comprehensive income (loss):
Foreign currency translation adjustments	438	(765)	103
Unrealized (losses)/gains from marketable securities, net of tax	(9)	(8)	35
Total other comprehensive income (loss)	429	(773)	138
Comprehensive income	$5,530	$2,003	$6,286

Fuel Tech, Inc.
Consolidated Statements of Cash Flows
(in thousands of dollars)

	For the years ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net income	$5,101	$2,776	$6,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,175	2,191	2,808
Amortization	839	898	912
(Gain) loss on equipment disposals/impaired assets	—	(72)	56
Gain on revaluation of ACT liability	—	—	(758)
Unrealized holding loss (gain) on marketable securities	—	13	(21)
Allowance for doubtful accounts	707	26	348
Deferred income taxes	1,252	(458)	793
Stock compensation expense	1,798	1,306	2,810
Changes in operating assets and liabilities:
Accounts receivable	(6,970)	4,249	(13,279)
Inventories	77	(202)	504
Prepaid expenses, other current assets and other noncurrent assets	2,118	(1,808)	(723)
Accounts payable	(2,968)	2,327	2,914
Accrued liabilities and other noncurrent liabilities	(1,287)	(2,579)	2,346
Net cash provided by operating activities	2,842	8,667	4,858

INVESTING ACTIVITIES
Purchases of property, equipment and patents	(1,754)	(2,534)	(2,408)
Proceeds from the sale of equipment	—	—	2
Net cash used in investing activities	(1,754)	(2,534)	(2,406)

FINANCING ACTIVITIES
Net proceeds (payments) of short-term debt	1,614	(1,187)	(1,162)
Proceeds from exercises of stock options	811	—	376
Excess tax benefit from exercises of stock options	67	—	77
Repurchases of common stock	—	(7,889)	(4,111)
Treasury shares withheld	(447)	(39)	—
Net cash provided by (used in) financing activities	2,045	(9,115)	(4,820)
Effect of exchange rate fluctuations on cash	152	(794)	73
Net increase (decrease) in cash and cash equivalents	3,285	(3,776)	(2,295)
Cash and cash equivalents at beginning of year	24,453	28,229	30,524
Cash and cash equivalents at end of year	$27,738	$24,453	$28,229

Supplemental Cash Flow Information:
Non-cash activities:
Decrease in contingent consideration payable	$—	$—	$(758)
Cash paid for:
Interest	$56	$93	$148
Income taxes paid	$2,901	$2,043	$5,187

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

For the three months ended December 31, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,946	$8,261	$—	$24,207
Cost of sales	(9,754)	(4,033)	—	(13,787)
Gross margin	6,192	4,228	—	10,420
Selling, general and administrative	—	—	(9,306)	(9,306)
Research and development	—	—	(618)	(618)
Operating income	$6,192	$4,228	$(9,924)	$496

For the three months ended December 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$18,477	$8,137	$—	$26,614
Cost of sales	(13,162)	(3,966)	—	(17,128)
Gross margin	5,315	4,171	—	9,486
Selling, general and administrative	—	—	(7,750)	(7,750)
Research and development	—	—	(819)	(819)
Operating income	$5,315	$4,171	$(8,569)	$917

For the twelve months ended December 31, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$72,552	$36,786	$—	$109,338
Cost of sales	(45,138)	(17,383)	—	(62,521)
Gross margin	27,414	19,403	—	46,817
Selling, general and administrative	—	—	(36,375)	(36,375)
Research and development	—	—	(2,442)	(2,442)
Operating income	$27,414	$19,403	$(38,817)	$8,000

For the twelve months ended December 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$62,441	$35,203	$—	$97,644
Cost of sales	(40,146)	(16,753)	—	(56,899)
Gross margin	22,295	18,450	—	40,745
Selling, general and administrative	—	—	(32,682)	(32,682)
Research and development	—	—	(2,863)	(2,863)
Operating income	$22,295	$18,450	$(35,545)	$5,200

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

For the years ended December 31,	2013	2012	2011
Revenues:
United States	$63,275	$70,425	$76,077
Foreign	46,063	27,219	17,591
	$109,338	$97,644	$93,668

As of December 31,	2013	2012
Assets:
United States	$83,464	$86,466
Foreign	26,594	19,431
	$110,058	$105,897

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income	$406	$(29)	$5,101	$2,776
Interest expense	27	3	56	93
Income tax expense	232	936	2,764	2,302
Depreciation expense	513	547	2,175	2,191
Amortization expense	202	218	839	898
EBITDA	1,380	1,675	10,935	8,260
Stock compensation expense	591	462	1,798	1,306
ADJUSTED EBITDA	$1,971	$2,137	$12,733	$9,566

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.